UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 24, 2008

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33117	41-2116508
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

461 South Milpitas Blvd. Milpitas, California		95035
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (408) 933-4000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Partial Conversion of Convertible Notes

A holder of $30 million aggregate principal amount, or 20%, of the outstanding 5.75% Convertible Senior Notes due 2028 (“Notes”) of Globalstar, Inc. has submitted a notice of conversion to the trustee in order to convert its Notes into Globalstar common stock in accordance with the terms of the indenture governing the Notes. Globalstar expects to issue 4,985,440 shares of its common stock and pay a nominal amount of cash for fractional shares when the conversion of these Notes is completed over the conversion reference period.  In addition, the holder is entitled to receive an early conversion make whole amount of approximately $4.3 million representing the next five semi-annual interest payments that would have become due on the converted Notes, which will be paid from funds in an escrow account for the benefit of the holders of Notes.

After this conversion, $120 million aggregate principal amount of Notes will remain outstanding. Globalstar’s aggregate cash interest cost savings through maturity resulting from this transaction will be approximately $30 million.

Other Note holders have contacted Globalstar regarding conversion although there is no assurance that additional conversions will be consummated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

/s/ Fuad Ahmad
Fuad Ahmad
Senior Vice President and
Chief Financial Officer

Date:  October 24, 2008